Extraction Oil & Gas, Inc. Announces Third-Quarter 2017 Results;
Exceeds Third Quarter Production Guidance and
Increases Full-Year 2017 Crude Oil and Equivalent Volume Guidance

DENVER - November 7, 2017 (GLOBE NEWSWIRE) -- Extraction Oil & Gas, Inc. (NASDAQ: XOG) ("Extraction" or the "Company") today reported financial and operational results for the third quarter of 2017.

Third-Quarter 2017 Highlights

•
Average net sales volumes of 62,884 barrels of oil equivalent per day (BOE/d) including 34,607 barrels per day (Bbl/d) of oil. Production volumes exceeded the high end of the Company’s crude oil and total equivalent volume ranges;

•
Net loss of $29.8 million, or $0.20 per basic and diluted share[1], compared to a net loss of $37.3 million for the same period in 2016 and net income of $7.2 million for the second quarter of 2017. Adjusted EBITDAX, Unhedged[2] was $125.6 million for the third quarter, up 189% year-over-year and up 68% sequentially. Adjusted EBITDAX was $128.4 million, up 167% year-over-year and up 72% sequentially;

•
Turned to sales 30 gross (27 net) operated wells with an average lateral length of approximately 7,900 feet, and completed 51 gross (34 net) wells with an average lateral length of approximately 10,300 feet;

•
The Company expects fourth-quarter 2017 average net sales volumes to be 65-67 MBoe/d with 32-34 MBbl/d of crude oil and increases its full year crude oil production guidance to 25.5-26.5 MBbl/d and total equivalent volumes to 51.5-52.0 MBoe/d; and

•	Expected total investment in its New Acquisition Area (Hawkeye Area) in Arapahoe and Adams Counties to be approximately $450 million for roughly 60,000 net acres.

Commenting on third-quarter 2017 results, Extraction's Chairman and CEO Mark Erickson said: “We have now had two quarters in a row where our growth has exceeded our forecast, and as a result, we have effectively doubled the Company’s production since the first quarter."

"We expect to exit the year with a large amount of flush production coming online, which will set us up nicely for hitting our plan to fund our corporate expenditures inside of cash flow during the second half of 2018 while still being able to maintain our previously disclosed production guidance.”

1 For further information on the earnings per share, refer to the Consolidated Statement of Operations
2 Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, read “-Reconciliation of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged.”

Financial Results

Third quarter average net sales volumes were 62,884 BOE/d, an increase of 117% year-over-year and 42% sequentially. Crude oil volumes of 34,607 Bbl/d increased 147% year-over-year and 50% sequentially. Both crude oil and total equivalent volumes exceeded the high end of the Company’s previously disclosed guidance ranges while crude oil accounted for approximately 73% of the Company’s total revenues recorded during the third quarter of 2017.

For the third quarter, Extraction reported oil, natural gas and NGL sales revenue of $180.9 million, as compared to $72.9 million during the same period in 2016, representing an increase of 148%. Revenue increased 51% sequentially driven by an increase in average daily production and higher realized oil and NGL prices.

Extraction reported a net loss of $29.8 million, or $0.20 per basic and diluted share, compared to net loss of $37.3 million for the same period in 2016 and net income of $7.2 million for the second quarter. This net loss was driven predominately by a $40.7 million unrealized loss on commodity derivatives. Adjusted EBITDAX, Unhedged was $125.6 million for the third quarter, up 189% year-over-year and up 68% sequentially. Adjusted EBITDAX was $128.4 million, up 167% year-over-year and up 72% sequentially.

Lease operating expenses (LOE) excluding transportation and gathering expenses for the third quarter were in-line with the Company’s guidance range and totaled $15.5 million, or $2.67 per BOE. Cash general and administrative expense (G&A) of $10.6 million, or $1.84 per BOE came in below the low end of the company’s previous guidance range as Extraction maintains its low overhead cost structure while rapidly growing its production. Transportation and gathering expense related to natural gas and NGL sales for the third quarter was $13.8 million, or $2.39 per BOE.

The following table provides a summary of our sales volumes, average prices and certain operating expenses on a per BOE basis for the three and nine months ended September 30, 2017 and 2016 respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sales (MBoe)(1):	5,785	2,663	12,809	7,429
Oil sales (MBbl)	3,184	1,290	6,496	3,808
Natural gas sales (MMcf)	8,953	4,792	21,713	12,851
NGL sales (MBbl)	1,109	574	2,695	1,479
Sales (BOE/d)(1):	62,884	28,948	46,921	27,114
Oil sales (Bbl/d)	34,607	14,025	23,794	13,899
Natural gas sales (Mcf/d)	97,311	52,083	79,536	46,902
NGL sales (Bbl/d)	12,059	6,242	9,871	5,397
Average sales prices(2):
Oil sales (per Bbl)	$41.48	$40.11	$41.50	$35.68
Oil sales with derivative settlements (per Bbl)	42.14	42.73	40.61	41.93
Differential ($/Bbl) to Average NYMEX WTI	(6.72)	(4.83)	(7.86)	(5.85)
Natural gas sales (per Mcf)	2.76	2.67	2.91	2.16
Natural gas sales with derivative settlements (per Mcf)	2.84	2.94	2.90	2.84
Differential ($/Mcf) to Average NYMEX Henry Hub	(0.49)	(0.40)	(0.45)	(0.43)
NGL sales (per Bbl)	21.74	14.54	21.36	13.37
Average price per BOE	31.26	27.38	30.47	24.69
Average price per BOE with derivative settlements	31.76	29.12	30.00	29.06
Expense per BOE:
Lease operating expenses	$5.06	$5.81	$5.91	$5.49
Operating expenses	2.67	3.57	3.25	3.46
Transportation and gathering	2.39	2.24	2.66	2.03
General and administrative expenses	4.97	7.54	6.08	4.74
Cash general and administrative expenses	1.84	2.92	2.43	2.73
Unit and stock-based compensation	3.13	4.62	3.65	2.01

Production taxes as a % of Revenue	9.01%	8.49%	8.52%	9.23%

(1)
One BOE is equal to six thousand cubic feet (“Mcf”) of natural gas or one barrel (“Bbl”) of oil or NGL based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(2)
Average prices shown in the table reflect prices both before and after the effects of our settlements of our commodity derivative contracts. Our calculation of such effects includes both gains and losses on settlements for commodity derivatives and amortization of premiums paid or received on options that settled during the period.

Update on New Acquisition Area in the Southern DJ Basin (Hawkeye Area)

To date Extraction has invested approximately $333 million to acquire acreage in its New Acquisition Area, now referred to as the Hawkeye Area, located predominately in Arapahoe and Adams Counties in the Southern DJ Basin. Of this $333 million, $255 million was previously announced and paid across several transactions to acquire approximately 30,000 net acres while the additional $78 million represents a deposit as part of a contemplated November 2017 transaction expected to result in an incremental 30,000 net acres for approximately $195 million, inclusive of the previously paid down payment. The $255 million total previously announced includes $160 million paid during 2016. This brings Extraction’s expected total investment in its Hawkeye Area to approximately $450 million for roughly 60,000 net acres with approximately 77 percent working interest.

To date, over 30 wells have been drilled in this area, and many of which have exhibited some of the highest oil production rates in the DJ Basin. Extraction believes this acreage is very comparable with core Wattenberg in terms of Niobrara thickness and expects to develop 12-16 wells per section.

The Hawkeye Area is some of Extraction's most rural acreage, and as such, has allowed the Company to quickly secure permits. Extraction currently has over 100 permits approved and over 110 more in process. The Company is currently negotiating with multiple third parties for gas gathering & processing and oil gathering solutions and expects competitive rates similar to our other operating areas.

Commenting on the Company’s new acquisition area, Matt Owens said, “We have assembled a large, high-quality, majority operated drilling inventory of over 1,000 gross locations with an average lateral length of 8,800 feet. This is an oil prone area, and we expect it to be a significant contributor to Extraction’s future growth. Our first operated well in the area continues to perform above expectations, and we look forward to providing additional results as we complete our next well towards the end of this year and continue activity in this area as part of our 2018 development program.”

With the inclusion of the Hawkeye Area, Extraction now has approximately 160,000 net acres in the core of the DJ Basin and 155,000 net acres in the Northern Extension. The Company is currently performing a strategic review of its entire portfolio with the goal of high-grading its acreage position and monetizing non-strategic assets.

Operational Results

During the third quarter, the Company’s aggregate drilling, completion, leasehold and midstream capital expenditures totaled approximately $302 million, $252 million of which was for drilling and completion, $47 million on leasehold and $3 million on midstream. Extraction’s total drilling and completion capital expenditures for the first three quarters of 2017 were approximately $701 million including $31 million for non-operated activity.

Commenting on the third quarter, Extraction’s Chairman and CEO Mark Erickson said, “Our drilling and completion capital expenditures increased relative to our initial expectations driven largely by our decision to utilize a fourth completion crew to reduce the cycle time on our 22-well, 2.5-mile lateral Triple Creek pad in Greeley. Increased efficiencies on the drilling side resulted in spudding an additional 14 net wells compared to our initial budget. While neither of these activities impacted our production during the third quarter, they will both contribute significantly to our 2018 growth.”

Extraction reached total depth on 53 gross (35 net) wells with an average lateral length of approximately 8,300 feet, completed 51 gross (34 net) wells with an average lateral length of approximately 10,300 feet and turned to sales 30 gross (27 net) wells with an average lateral length of approximately 7,900 feet during the third quarter. The Company completed 3,053 total stages during the third quarter while pumping approximately 965 million pounds of proppant.

Fourth Quarter and Full-Year 2017 Outlook

For the fourth quarter of 2017, Extraction expects its average net sales volumes to be 65-67 MBoe/d, which represents a five percent increase over its third-quarter 2017 volumes at the midpoint. The Company’s crude oil production in the fourth quarter of 2017 is expected to average 32-34 MBbl/d. For the full-year 2017, we are revising our expected crude oil production guidance to 25.5-26.5 MBbl/d from our previously revised guidance range of 24-27 MBbl/d. We now expect our full-year 2017 net sales to average between 51.5-52.0 MBoe/d.

The Company expects its fourth quarter LOE excluding transportation and gathering expense to be between $16 million and $17 million and its cash general and administrative expenses to be between $11.5 million and $12.5 million. Driven by better-than-expected well performance and continued efficiency gains, Extraction now expects its full-year 2017 per-unit LOE excluding transportation expense to be between $3.05 and $3.15 per BOE, down from its previous estimated range of $3.10 to $3.30 per BOE. Extraction now expects its cash G&A expense to be between $2.25 and $2.35 per BOE, down from its previous estimated range of $2.25-$2.50 per BOE.

Extraction now expects its full-year 2017 operated and non-operated drilling and completion forecast to be between $865 and $885 million, which represents an $80 million increase from the midpoint of its previous budget of $735-$855 million. Roughly half of the capital expenditure increase is due to incremental costs associated with appraisal wells we have drilled across our acreage position to delineate the effectiveness of enhanced completions. The other half is due to being slightly ahead of schedule with our drilling rigs as well as incremental completion costs associated with further testing and optimization utilizing even larger enhanced completion designs.

Driven by these additional wells turned to sales near the end of 2017 along with continued better-than-expected well performance, Extraction now expects its 2017 exit rate to be approximately 73 MBoe/d. This represents an eight percent increase from the midpoint of its previous 65-70 MBoe/d exit rate guidance range. As this incremental capital is going to impact 2018 production rather than 2017, Extraction continues to maintain its ability to meet its previously disclosed 2018 growth guidance target with less drilling and completion capital than in 2017. Extraction plans to issue official 2018 capital and production guidance sometime in December.

Commenting on the capital forecast, Mark Erickson, Extraction Chairman and CEO said, “While we utilized a fourth completion crew for about a month during the third quarter to improve the cycle time on our 22 well 2.5-mile lateral Triple Creek pad inside Greeley, we plan to reduce our activity during December, which makes us confident in our ability to hit our updated full-year 2017 capital forecast.”

“While navigating the high line pressures on DCP’s system in the northern portion of the Wattenberg field has been difficult, we are benefiting from plans made early in the year to proactively install pad sales compression enabling our older pads to produce against the higher line pressures and from our new pads which can more easily produce against the higher line pressures."

"We fortunately have a large acreage position in the southern portion of the field with access to Western Gas which has ample excess capacity. Extraction is focusing most of its completion activity on its southern acreage as we wait for DCP’s additional plant to come online next summer, in an effort to avoid bottlenecks,” said Erickson.

Debt and Liquidity

Extraction ended the third quarter with $114 million of cash on its balance sheet and a fully undrawn borrowing base. On October 11, 2017, Extraction’s borrowing base under its revolving credit facility was increased to $525 million from $375 million. This increase is primarily a result of wells turned to sales through June 30, 2017. The Company also bolstered its liquidity position with $394 million of proceeds from its senior notes offering that closed on August 1, 2017. Pro forma for this increased borrowing base and after giving effect to letters of credit, Extraction ended the third quarter with approximately $613 million of available liquidity. In addition, the Company has begun the next redetermination process which is expected to be completed prior to year end which will incorporate wells turned to sales through September 30, 2017.

Extraction continues to maintain its robust hedging program and currently has 18.4 million barrels of crude oil and 50.6 million MMBtu of natural gas hedged through the first half of 2019 as of October 31, 2017.

Updated Investor Presentation

Extraction has posted an updated investor presentation to its website. The investor presentation may be viewed on the Company’s website (www.extractionog.com) by selecting “Investors,” then “News and Events,” then “Presentations.”

Third-Quarter Earnings Conference Call Information
Those who would like to participate can dial into the number listed below approximately 15 minutes before the scheduled conference call time, and enter confirmation number 92226881when prompted.

Date:	Wednesday, November 8, 2017
Time:	8:00 AM MST / 10:00 AM EST
Dial - In Numbers:	1-844-229-9561 (Domestic toll-free)
Conference ID:	92226881

To access the audio webcast and related presentation materials, please visit the Investor Relations section of the Company’s website at www.extractionog.com. A replay of the conference call will be available on the website for approximately 30 days following the call.

About Extraction Oil & Gas, Inc.

Denver-based Extraction Oil & Gas, Inc. is an independent energy exploration and development company focused on exploring, developing and producing crude oil, natural gas and NGLs primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado. For further information, please visit www.extractionog.com. The Company's common shares are listed for trading on the NASDAQ under the symbol: “XOG.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled or completed after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the “Risk Factors” section of our most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in our other public filings and press releases. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statement.

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$114,139	$588,736
Accounts receivable	123,063	57,220
Inventory and prepaid expenses	13,262	7,722
Commodity derivative asset	986	—
Total Current Assets	251,450	653,678
Property and Equipment (successful efforts method), at cost:
Oil and gas properties	3,453,597	2,402,376
Less: accumulated depletion, depreciation and amortization	(610,390)	(402,912)
Net oil and gas properties	2,843,207	1,999,464
Other property and equipment, net of accumulated depreciation	26,866	32,721
Net Property and Equipment	2,870,073	2,032,185
Non-Current Assets:
Goodwill and other intangible assets, net of accumulated amortization	54,966	54,489
Other non-current assets	11,611	44,424
Total Non-Current Assets	66,577	98,913
Total Assets	$3,188,100	$2,784,776
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$151,940	$131,134
Revenue and production taxes payable	80,765	62,489
Commodity derivative liability	8,259	56,003
Accrued interest payable	14,068	19,621
Asset retirement obligations	4,998	5,300
Total Current Liabilities	260,030	274,547
Non-Current Liabilities:
Senior Notes, net of unamortized debt issuance costs	932,570	538,141
Deferred tax liability	98,470	106,026
Commodity derivative liability	3,025	6,738
Other non-current liabilities	103,369	90,112
Total Non-Current Liabilities	1,137,434	741,017

Total Liabilities	1,397,464	1,015,564
Commitments and Contingencies
Series A Convertible Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 185,280 issued and outstanding	156,995	153,139
Total Stockholders' Equity	1,633,641	1,616,073
Total Liabilities and Stockholders' Equity	$3,188,100	$2,784,776

EXTRACTION OIL & GAS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Oil sales	$132,075	$51,760	$269,597	$135,896
Natural gas sales	24,672	12,792	63,095	27,730
NGL sales	24,114	8,350	57,574	19,773
Total Revenues	180,861	72,902	390,266	183,399
Operating Expenses:
Lease operating expenses	15,465	9,514	41,626	25,751
Transportation and gathering	13,802	5,966	34,129	15,068
Production taxes	16,290	6,186	33,254	16,935
Exploration expenses	7,181	5,985	24,431	14,735
Depletion, depreciation, amortization and accretion	94,220	46,680	213,483	141,317
Impairment of long lived assets	—	467	675	23,350
Other operating expenses	—	345	519	1,236
General and administrative expenses	28,741	20,071	77,916	35,189
Total Operating Expenses	175,699	95,214	426,033	273,581
Operating Income (Loss)	5,162	(22,312)	(35,767)	(90,182)
Other Income (Expense):
Commodity derivatives gain (loss)	(37,875)	16,225	46,423	(62,424)
Interest expense	(15,080)	(31,216)	(33,761)	(57,914)
Other income	891	36	1,709	120
Total Other Income (Expense)	(52,064)	(14,955)	14,371	(120,218)
Loss Before Income Taxes	(46,902)	(37,267)	(21,396)	(210,400)
Income tax benefit	(17,106)	—	(7,556)	—
Net Loss	$(29,796)	$(37,267)	$(13,840)	$(210,400)
Loss Per Common Share(1)
Basic and diluted	$(0.20)		$(0.15)
Weighted Average Common Shares Outstanding
Basic and diluted	171,845		171,838

(1)
For further information, see the reconciliation of Net Income (Loss) to Net Income (Loss) available to common shareholders in Note 10 of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017.

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(29,796)	$(37,267)	$(13,840)	$(210,400)
Reconciliation of net loss to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	94,220	46,680	213,483	141,317
Abandonment and impairment of unproved properties	1,124	469	5,684	3,331
Impairment of long lived assets	—	467	675	23,350
Loss on sale of property and equipment	—	—	451	—
Amortization of debt issuance costs and debt discount	1,469	15,905	3,181	18,330
Deferred rent	(73)	214	(229)	600
(Gain) loss on commodity derivatives, including settlements and premiums paid	42,222	(15,394)	(55,316)	104,828
Deferred income tax expense	(17,106)	—	(7,556)	—
Unit and stock-based compensation	18,110	12,315	46,707	14,922
Equity in earnings of unconsolidated affiliate	(266)	—	(256)	—
Distributions from unconsolidated affiliate	131	—	131	—
Changes in current assets and liabilities:
Accounts receivable	(53,863)	2,770	(65,458)	(4,617)
Inventory and prepaid expenses	(77)	(20)	(180)	(273)
Accounts payable and accrued liabilities	4,839	(1,575)	1,653	(18,242)
Revenue and production taxes payable	21,340	23,401	19,567	16,447
Accrued interest payable	(5,909)	8,646	(5,553)	8,342
Asset retirement expenditures	(456)	(226)	(1,408)	(372)
Net cash provided by operating activities	75,909	56,385	141,736	97,563
Cash flows from investing activities:
Oil and gas property additions	(443,595)	(64,038)	(1,015,700)	(223,684)
Acquired oil and gas properties	—	(13,674)	(17,225)	(13,674)
Sale of property and equipment	3,155	—	5,155	2,148
Other property and equipment additions	(3,818)	(754)	(9,608)	(3,336)
Distributions from unconsolidated affiliates, return of capital	116	—	116	—
Cash held in escrow	8,400	(42,000)	42,200	(42,000)
Net cash used in investing activities	(435,742)	(120,466)	(995,062)	(280,546)
Cash flows from financing activities:
Borrowings under credit facility	250,000	50,000	250,000	60,000
Repayments under credit facility	(250,000)	(196,000)	(250,000)	(196,000)
Proceeds from the issuance of Senior Notes	394,000	550,000	394,000	550,000
Repayments of Second Lien notes	—	(430,000)	—	(430,000)
Proceeds from the issuance of units	—	5,000	—	121,370
Repurchase of units	—	(2,209)	—	(2,867)
Payment of employee payroll withholding taxes	(2,832)	—	(2,832)	—
Dividends on Series A Preferred Stock	(2,722)	—	(7,680)	—
Debt issuance costs	(3,163)	(13,189)	(3,273)	(13,189)
Equity issuance costs	—	(1,805)	(1,486)	(2,051)
Net cash provided by (used in) financing activities	385,283	(38,203)	378,729	87,263
Increase (decrease) in cash and cash equivalents	25,450	(102,284)	(474,597)	(95,720)
Cash and cash equivalents at beginning of period	88,689	103,670	588,736	97,106
Cash and cash equivalents at end of the period	$114,139	$1,386	$114,139	$1,386
Supplemental cash flow information:
Property and equipment included in accounts payable and accrued liabilities	$130,022	$53,371	$130,022	$53,371
Cash paid for interest	$22,447	$3,584	$44,703	$30,531
Accretion of beneficial conversion feature of Series A Preferred Stock	$1,365	$—	$3,992	$—
Cash paid for Second Lien Notes prepayment penalty	$—	$4,300	$—	$4,300
Non-cash settlement of promissory notes issued to officers	$—	$5,562	$—	$5,562
Non-cash contribution to unconsolidated affiliate	$116	$—	$8,307	$—
Increase in dividends payable	$(1)	$—	$484	$—

EXTRACTION OIL & GAS, INC.
RECONCILIATION OF ADJUSTED EBITDAX AND ADJUSTED EBITDAX, UNHEDGED
(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of Net Loss to Adjusted EBITDAX:
Net loss	$(29,796)	$(37,267)	$(13,840)	$(210,400)
Add back:
Depletion, depreciation, amortization and accretion	94,220	46,680	213,483	141,317
Impairment of long lived assets	—	467	675	23,350
Exploration expenses	7,181	5,985	24,431	14,735
Rig termination fee	—	—	—	891
Loss on sale of property and equipment	—	—	451	—
Acquisition transaction expenses	—	345	68	345
(Gain) loss on commodity derivatives	37,875	(16,225)	(46,423)	62,424
Settlements on commodity derivative instruments	3,162	4,787	(6,022)	37,947
Premiums paid for derivatives that settled during the period	(293)	(132)	20	(5,470)
Unit and stock-based compensation expense	18,110	12,315	46,707	14,922
Amortization of debt discount and debt issuance costs	1,469	15,905	3,181	18,330
Interest expense	13,611	15,311	30,580	39,584
Income tax benefit	(17,106)	—	(7,556)	—
Adjusted EBITDAX	$128,433	$48,171	$245,755	$137,975
Deduct:
Settlements on commodity derivative instruments	3,162	4,787	(6,022)	37,947
Premiums paid for derivatives that settled during the period	(293)	(132)	20	(5,470)
Adjusted EBITDAX, Unhedged	$125,564	$43,516	$251,757	$105,498

Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are not measures of net income (loss) as determined by United States generally accepted accounting principles (“GAAP”). Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) adjusted for certain cash and non-cash items, including depletion, depreciation, amortization and accretion, impairment of long lived assets, exploration expenses, rig termination fees, acquisition transaction expenses, commodity derivative (gain) loss, settlements on commodity derivatives, premiums paid for derivatives that settled during the period, unit and stock-based compensation expense, amortization of debt discount and debt issuance costs, interest expense, income taxes, and non-recurring charges. We define Adjusted EBITDAX, Unhedged as Adjusted EBITDAX adjusted for settlements on commodity derivative instruments and premiums paid for derivative that settled during the period.

Management believes Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX and Adjusted EBITDAX, Unhedged because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted EBITDAX, Unhedged should not be considered as alternatives to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance. Certain items excluded from Adjusted

EBITDAX and Adjusted EBITDAX, Unhedged are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, hedging strategy and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged. Our computations of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged may not be comparable to other similarly titled measure of other companies. We believe that Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are widely followed measures of operating performance. A reconciliation of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged and net income (loss) for the three and nine months ended September 30, 2017 and 2016 is provided in the table above. Additionally, our management team believes Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are useful to an investor in evaluating our financial performance because these measures (i) are widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, among other factors; (ii) help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and (iii) are used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting.